Exhibit 99.1

SUMMIT HEALTHCARE REIT, INC. PROMOTES Elizabeth Pagliarini TO CHIEF EXECUTIVE OFFICER AND sharyn grant TO CHIEF Financial OFFICER

Laguna Hills, Calif., (July 18, 2023) – Summit Healthcare REIT, Inc.’s (“Summit”) Board of Directors announced that effective July 15, 2023, Elizabeth Pagliarini has been promoted to the position of Chief Executive Officer and Sharyn Grant was promoted to the position of Chief Financial Officer.

Ms. Pagliarini has been Chief Financial Officer of Summit since September 2014 and added the title of Chief Operating Officer in August 2019. She is an innovative, strategic and visionary leader who brings a breadth of experience and wealth of knowledge to the office of the CEO.

Ms. Grant, who is a Certified Public Accountant, has held the position of Controller since she joined Summit in January 2015. She is an accomplished professional who has made significant contributions to Summit during her nine-year tenure.

According to Steve Roush, Summit’s Chairman of the Board, “Over many years with Summit, both Liz and Sharyn have consistently performed at exceptionally high levels. Summit is confident that, collectively and individually, they will provide significant contributions to Summit’s growth and productivity.”

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is focused on investing in seniors housing and care real estate located throughout the United States. The current portfolio includes interests in 53 facilities in 14 states. Please visit our website at: http://www.summithealthcarereit.com

For more information, please contact Chris Kavanagh at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2022, and the quarterly report for the period ended March 31, 2023. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.